Exhibit 99.1

Blackhawk Network Completes Acquisition of Parago, Inc.

Pleasanton, CA - October 24, 2013 - Blackhawk Network announced it has completed the acquisition of Parago, Inc., as previously described in its September 25, 2014 press release. Parago will operate as a subsidiary of Blackhawk Network and will remain headquartered in Dallas, Texas. Juli Spottiswood of Parago will lead Blackhawk’s incentive business and report to Talbott Roche, Blackhawk Network president.
Separately, Blackhawk Network completed a $200 million expansion of its existing credit facility. The total aggregate principal amount of the facility following the expansion is $725 million, including term loans outstanding of $375 million following the completion of the acquisition, revolving loans up to $250 million, of which $50 million was outstanding following the completion of the acquisition, and a facility that provides up to $200 million for letters of credit, of which $47 million are currently outstanding.

About Blackhawk Network
Blackhawk Network Holdings, Inc. (NASDAQ: HAWK and HAWKB) is a leading prepaid and payments network, which supports the distribution of gift cards, prepaid telecom products and financial service products across a global network. Blackhawk’s digital platform supports prepaid across a network of digital distribution partners including etailers, financial service providers and mobile wallets. For more information, please visit www.blackhawknetwork.com.

About Parago
As a global leader in customized incentives and engagement solutions, parago inspires actions that deliver results. Many of the largest brands in the world consider parago a trusted partner. Ad Age ranked parago as one of the largest promotional, digital and CRM agencies. Using advanced technology, parago delivers rewards to millions of people around the world for consumer, sales channel and employee programs. For more information, visit www.parago.com, the parago blog or Twitter.

INVESTORS/ANALYSTS:	MEDIA:
Patrick Cronin	Teri Llach
(925) 226-9973	(925) 226-9028
investor.relations@bhnetwork.com	Teri.llach@bhnetwork.com